Exhibit 8.1

New York Menlo Park Washington DC London São Paulo	Paris Madrid Tokyo Beijing Hong Kong

Davis Polk & Wardwell LLP        212 450 4000 tel

450 Lexington Avenue            212 701 5800 fax

New York, NY 10017

September 5, 2014

Re:	Registration Statement on Form S-4

Comcast Corporation

One Comcast Center

Philadelphia, PA 19103-2838

Ladies and Gentlemen:

We have acted as counsel for Comcast Corporation, a Pennsylvania corporation (“Parent”), in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger dated as of February 12, 2014 (the “Merger Agreement”) among Parent, Tango Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), and Time Warner Cable, Inc., a Delaware corporation (the “Company”), and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “Commission”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, we have examined the Merger Agreement, the Registration Statement, the Proxy Statement/Prospectus, the representation letters of Parent (together with Merger Subsidiary) and the Company delivered to us for purposes of this opinion (the “Tax Representation Letters”) and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of this opinion, we have assumed, with your permission, (i) that the Merger will be consummated in the manner described in Merger Agreement and the Proxy Statement/Prospectus, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Proxy Statement/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) that the representations made and to be made by Parent (together with Merger Subsidiary) and the Company pursuant to Section 8.07 of the Merger Agreement, including those contained in the Tax Representation Letters, are and will be accurate and complete and (iv) any representations made in the Merger Agreement or the Tax Representation Letters “to the knowledge of,” or based on the belief of Parent, Merger Subsidiary or the Company or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations to be made by Parent and the Company referred to above, which we have assumed will be true as of the Effective Time.

Comcast Corporation	2	September 5, 2014

Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we hereby confirm our opinion set forth in the discussion in the Proxy Statement/Prospectus under the heading “Material U.S. Federal Income Tax Consequences of the Merger.”

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. This opinion is given as of the date hereof and is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any variation or difference in the facts from those set forth in the Merger Agreement, the Proxy Statement/Prospectus and the Tax Representation Letters may affect the conclusions stated herein. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

Davis Polk & Wardwell LLP